Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Annex J of this Amendment No. 1 to the Registration Statement (No. 333-115327) of UnitedHealth Group Incorporated and subsidiaries on Form S-4 regarding the acquisition of Oxford Health Plans, Inc., of our report dated February 10, 2004, relating to the consolidated financial statements of UnitedHealth Group Incorporated and Subsidiaries as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of a new accounting principle and (ii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) incorporated by reference in the Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2003.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

June 10, 2004